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                 FIRST LANCASTER BANCSHARES, INC.
   (Holding Company for First Lancaster Federal Savings Bank)


Contact:  Ms. Virginia R.S. Stump
          President and Chief Executive Officer
          (606) 792-3368

                                           FOR IMMEDIATE RELEASE


                                           Date: June 25, 1998


                 FIRST LANCASTER BANCSHARES, INC.
               INCREASES SEMI-ANNUAL CASH DIVIDEND

     First Lancaster Bancshares, Inc., headquartered in Lancaster, Kentucky, announced today that its Board of Directors increased the semi-annual cash dividend from $.25 to $.30 per share, beginning with the semi-annual dividend payable on July 31, 1998 to stockholders of record at the close of business on July 17, 1998.

     Virginia R.S. Stump, President of the Company, stated that the Board of Directors determined that the increase in the dividend was appropriate in light of the Company's financial condition and results of operations. She noted that the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

     First Lancaster Bancshares, Inc. is the holding company for First Lancaster Federal Savings Bank, which conducts business through its banking office in Lancaster, Kentucky. At March 31, 1998, the Company had consolidated total assets of $53 million.




       208 LEXINGTON STREET, LANCASTER, KENTUCKY 40444-1131
                           606-792-3368